EXHIBIT 10.17

Marco Pagni
[ADDRESS]

14 May 2012

Dear Marco

Amendment to Employment Agreement

I am writing to advise you that at the May 2012 Remuneration Committee meeting, it was agreed to align your notice period with that of the other executive directors. Accordingly, the termination provision set out in your employment agreement dated 1 June 2005 was amended to increase the notice period to be given by the company to terminate your contract from six months to one year. For the avoidance of doubt, the six month notice period that you are required to serve on the company remains unchanged.

All other terms and conditions of your employment agreement dated 1 June 2005, as amended by the letter dated 14 June 2006, remain unaltered.

Yours sincerely

/s/ Frank Standish

Frank Standish
Company Secretary